FOR IMMEDIATE RELEASE

CONTACT:	Christi Cowdin
Director, Corporate Communications & Investor Relations
(248) 593-8810
ccowdin@horizonglobal.com

HORIZON GLOBAL REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2019

Business Update

▪	Business improvement initiatives drive better consolidated operating results

▪	Horizon Americas fully stocked for peak U.S. selling season despite slower start to year due to late spring

▪	Net sales of $209.7 million, down 3.3 percent
▪Net sales increased 1.3 percent in constant currency(1)

▪	Operating loss of $8.0 million, or 3.8 percent of sales; an improvement of $45.3 million
▪Adjusted operating loss(2) of $1.8 million, or 0.9 percent of sales; an improvement of $1.1 million

Troy, Michigan, May 9, 2019 — Horizon Global Corporation (NYSE: HZN), one of the world’s leading manufacturers of branded towing and trailering equipment, today reported financial results for the first quarter of 2019. The Company also provided an update on operating improvement initiatives underway in its Europe-Africa segment.
"Over the past year, our team has put in a substantial effort to advance our business improvement initiatives, and we are pleased to see gains in our operating results,” commented Carl Bizon, President and Chief Executive Officer of Horizon Global. “Although revenue was modestly lower compared to the prior year quarter, driven by a late spring in the U.S. and pull-forward programs in the Americas that did not repeat, we were able to generate higher operating margins across all of our business segments. While we experienced a somewhat slower start to the year than we hoped, we remain confident that our business will deliver better results in 2019. We started the year with an energized management team and now have a revitalized Board, both fully engaged and committed to achieving our operational goals. We have largely completed the operational improvement initiatives in the Americas segment and are fully prepared for the prime selling season with the right set of products to meet the demands of our customers. Our Kansas City distribution center is operating as planned, enhanced by the recent initiation of our automated stock retrieval system on a limited basis, and providing greater productivity and efficiency for customer orders.”
“In Europe-Africa, we continued to make sure and steady progress toward our ongoing business improvement initiatives. The team is making strides to improve its sourcing activities, enabling us to focus on driving margin improvement in various product offerings. We will continue to move forward other initiatives to further advance operating efficiency, increase profitability and enhance the value we provide our customers, but these efforts will take time to accomplish. From a market perspective, we faced some headwinds in the U.K. as vehicle sales slowed due to uncertainty surrounding Brexit, while the German market remained more stable. Ultimately, our success will depend on our team’s ability to provide the right products to both our OE and aftermarket customers in the region.”

Bizon continued, “Our Asia-Pacific segment continued to perform well in the first quarter and continued driving improved operating efficiency while achieving cost reductions. In addition to our operating efforts across our business segments, we remain committed to reducing corporate costs, including the consolidation of our corporate offices into the Americas offices in Plymouth, Michigan. This consolidation will intensify the focus of our team on our business improvement efforts and will, ultimately, reduce costs and increase organizational efficiency. With the ongoing solid performance in Asia-Pacific, steady improvement in the Americas, the turnaround efforts in Europe-Africa, and continued focus on meeting the demands of our customers, we are confident in our ability to deliver value to our shareholders over the long term.”
2019 First Quarter Segment Results
Horizon Americas. Net sales decreased by 0.7 percent to $95.5 million. A slow ramp-up of the warm weather selling season caused by unusually wet and cold weather in North America led to decreases in the retail, aftermarket and industrial channels, which were $7.0 million lower than the prior year quarter on a combined basis. These decreases were partially offset by increases in eCommerce and OE net sales of $5.8 million and $0.9 million, respectively. The improvement in the eCommerce channel was supported, in part, by promotional spot buys during the period and follows the trend in consumer buying patterns impacting many industries. The segment incurred an operating loss of $1.5 million during the first quarter of 2019, which represented an improvement from an operating loss of $5.1 million during the first quarter of 2018. These amounts included non-recurring expenses of $0.8 million and $3.9 million during the 2019 and 2018 periods, respectively. This decrease in non-recurring expenses reflects a significantly reduced level of restructuring activities as we completed the Action Plan put in place during 2018 to improve operational performance. Adjusted operating loss(2) for the first quarter of 2019 improved to $0.7 million, or 0.7 percent of net sales, as compared to $1.2 million, or 1.3 percent of net sales, during the prior year quarter.
Horizon Europe-Africa. Net sales decreased 5.6 percent to $82.2 million due to unfavorable foreign currency translation. On a constant currency(1) basis, net sales increased by 2.7 percent, primarily resulting from higher volume in the OE channel, which improved by $6.3 million in constant currency. This increase was partially offset by lower aftermarket revenues of $3.0 million in constant currency and a decrease of $1.0 million related to the divestiture of a non-automotive business during the quarter. Operating loss in the 2019 first quarter was $3.2 million, which represented a $41.9 million improvement from operating loss totaling $45.1 million during the first quarter of 2018. These amounts included non-recurring items of $2.9 million and $45.2 million during the first quarter of 2019 and 2018, respectively. During the first quarter of 2019, non-recurring items included a $4.3 million charge related to a customer recall action partially offset by a $1.4 million gain on the sale of the former Witter production facility in the United Kingdom. During the first quarter of 2018, non-recurring items mainly included a goodwill impairment charge totaling $43.4 million. Adjusted operating loss(2) of $0.3 million for the 2019 first quarter, or 0.3 percent of net sales, which was a decrease of $0.4 million from the first quarter of 2018.
Horizon Asia-Pacific. Net sales decreased $1.5 million, or 4.6 percent, to $32.0 million, due to unfavorable currency translation. On a constant currency(1) basis, net sales increased by 2.7 percent mainly due to higher shipment volumes in the OE channel. Operating profit increased 22.6 percent to $5.4 million, or 16.8 percent of net sales, due to lower selling, general and administrative spending offset partially by unfavorable sales mix on gross margin.
2019 Full-Year Outlook
“We remain optimistic in our outlook for the remainder of the year. Although we are not providing formal guidance for 2019, we are prepared for the upcoming selling season, and, despite a slower start to the year than expected, anticipate growth in revenues and profitability for the full year. We are pleased to have our additional financing in place and remain focused on maintaining liquidity to fund our operations during the year,” Bizon concluded. “In connection with the achievement of our recent term loan amendment and second lien term loan, we committed to reduce our first lien term loan by $100 million, and, as such, have engaged Jefferies to fully explore alternatives to fulfill this obligation. We continue to move the business forward with both our senior leadership team and Board fully engaged in our operational improvement efforts. We remain one team with one goal, focused on providing the best products and service to our customers. We are confident in our ability to execute the necessary operational improvements and drive enhanced value for our shareholders.”
Conference Call Details
Horizon Global will host a conference call regarding first quarter 2019 earnings on Thursday, May 9, 2019 at 8:30 a.m. Eastern Time. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (844) 711-8052 and from outside the U.S. at (832) 900-4641. Please use the conference identification number 3355276.
The conference call will be webcast simultaneously and in its entirety through the Horizon Global website. An earnings presentation will also be available on the Horizon Global website at the time of the conference call. Shareholders, media representatives and others may participate in the webcast by registering through the investor relations section on the Company’s website.
A replay of the call will be available on Horizon Global’s website or by phone by dialing (800) 585-8367 and from outside the U.S. at (404) 537-3406. Please use the conference identification number 3355276. The telephone replay will be available approximately two hours after the end of the call and continue through May 23, 2019.
About Horizon Global
Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America, Australia and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage our employees and create value for our shareholders.
Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: BULLDOG, Draw-Tite, Fulton, Hayman Reese, Reese, ROLA, Tekonsha, and Westfalia. Horizon Global has approximately 4,200 employees in 37 facilities across 18 countries.
For more information, please visit www.horizonglobal.com.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company’s ability to regain compliance with the NYSE’s continued listing standards and maintain such compliance; the Company’s leverage; liabilities imposed by the Company’s debt instruments; the Company’s ability to meet its covenants in the agreements governing its debt, including the requirement to reduce its first lien term loan, or obtain any amendments or waivers thereto; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions, including the impact of any tariffs, quotas or surcharges; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; the spin-off from TriMas Corporation; the success of our Action Plan, including the actual amount of savings and timing thereof; the success of our business improvement initiatives in Europe-Africa, including the amount of savings and timing thereof; the Company's exposure to product liability claims from customers and end users, and the costs associated therewith; and other risks that are discussed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(1)
We evaluate growth in our operations on both an as reported basis and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current period revenue in local currency using the prior period’s currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. See Appendix II for reconciliation.

(2)
Please refer to “Company and Business Segment Financial Information,” which details certain costs, expenses, other charges, gains or income, collectively described as ‘’Special Items,’’ that are included in the determination of operating profit under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results as they are not indicative of the Company’s core operating results or may obscure trends useful in evaluating the Company’s continuing activities. Accordingly, the Company presents adjusted operating profit excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.  Further, the Company presents adjusted operating profit excluding these Special Items to provide investors with a better understanding of the Company’s view of our results as compared to prior periods.

Horizon Global Corporation
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,960	$27,650
Receivables, net of allowance for doubtful accounts of approximately $5.1 million at March 31, 2019 and December 31, 2018	129,490	108,340
Inventories	174,360	173,690
Prepaid expenses and other current assets	10,850	9,690
Total current assets	339,660	319,370
Property and equipment, net	97,660	102,280
Operating lease right-of-use assets	68,560	—
Goodwill	12,720	12,660
Other intangibles, net	72,750	78,050
Deferred income taxes	2,160	2,690
Other assets	6,640	6,300
Total assets	$600,150	$521,350
Liabilities, Temporary and Shareholders' Equity
Current liabilities:
Short-term borrowings and current maturities, long-term debt	$15,460	$13,860
Accounts payable	116,010	123,130
Short-term operating lease liabilities	15,980	—
Accrued liabilities	68,770	65,820
Total current liabilities	216,220	202,810
Long-term debt	377,700	350,650
Deferred income taxes	14,230	14,150
Long-term operating lease liabilities	52,580	—
Other long-term liabilities	20,060	19,960
Total liabilities	680,790	587,570
Contingencies (See Note 12)
Total temporary equity	5,340	—
Total Horizon Global shareholders' deficit	(82,960)	(63,720)
Noncontrolling interest	(3,020)	(2,500)
Total shareholders' deficit	(85,980)	(66,220)
Total liabilities, temporary and shareholders' equity	$600,150	$521,350

Horizon Global Corporation
Condensed Consolidated Statements of Operations
(Unaudited - dollars in thousands, except share and per share data)

	Three months ended March 31,
	2019	2018
Net sales	$209,660	$216,810
Cost of sales	(177,580)	(178,360)
Gross profit	32,080	38,450
Selling, general and administrative expenses	(41,530)	(48,180)
Impairment of goodwill	—	(43,430)
Net gain (loss) on dispositions of property and equipment	1,460	(110)
Operating loss	(7,990)	(53,270)
Other expense, net	(5,610)	(1,120)
Interest expense	(10,940)	(5,950)
Loss before income tax	(24,540)	(60,340)
Income tax benefit (expense)	(1,080)	2,580
Net loss	(25,620)	(57,760)
Less: Net loss attributable to noncontrolling interest	(520)	(250)
Net loss attributable to Horizon Global	$(25,100)	$(57,510)
Net loss per share attributable to Horizon Global:
Basic	$(1.00)	$(2.30)
Diluted	$(1.00)	$(2.30)
Weighted average common shares outstanding:
Basic	25,188,094	24,963,120
Diluted	25,188,094	24,963,120

Horizon Global Corporation
Condensed Consolidated Statements of Cash Flows
(unaudited - dollars in thousands)

	Three months ended March 31,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(25,620)	$(57,760)
Adjustments to reconcile net loss to net cash used for operating activities:
Net (gain) loss on dispositions of property and equipment	(1,460)	110
Depreciation	4,270	4,130
Amortization of intangible assets	2,070	2,230
Impairment of goodwill	—	43,430
Amortization of original issuance discount and debt issuance costs	5,470	1,940
Deferred income taxes	1,710	(800)
Non-cash compensation expense	350	720
Increase in receivables	(25,000)	(20,220)
Increase in inventories	(7,800)	(5,400)
(Increase) decrease in prepaid expenses and other assets	(2,540)	250
Increase in accounts payable and accrued liabilities	4,750	2,040
Other, net	3,360	(890)
Net cash used for operating activities	(40,440)	(30,220)
Cash Flows from Investing Activities:
Capital expenditures	(1,990)	(4,190)
Net proceeds from sale of business	4,970	—
Net proceeds from disposition of property and equipment	1,390	90
Net cash provided by (used for) investing activities	4,370	(4,100)
Cash Flows from Financing Activities:
Proceeds from borrowings on credit facilities	13,230	2,840
Repayments of borrowings on credit facilities	(830)	(400)
Proceeds from Second Lien Term Loan, net of issuance costs	35,520	—
Repayments of borrowings on First Lien Term Loan, inclusive of transaction costs	(7,480)	(1,950)
Proceeds from ABL Revolving Debt, net of issuance costs	27,340	41,280
Repayments of borrowings on ABL Revolving Debt	(45,260)	(11,280)
Proceeds from issuance of Series A Preferred Stock	5,340	—
Proceeds from issuance of Warrants	5,380	—
Other, net	(10)	(200)
Net cash provided by financing activities	33,230	30,290
Effect of exchange rate changes on cash	150	700
Cash and Cash Equivalents:
Decrease for the period	(2,690)	(3,330)
At beginning of period	27,650	29,570
At end of period	$24,960	$26,240
Supplemental disclosure of cash flow information:
Cash paid for interest	$6,620	$4,420
Cash paid for taxes	$2,100	$1,350

Horizon Global Corporation
Condensed Consolidated Statements of Shareholders’ Equity
(Unaudited - dollars in thousands)

	Common Stock	Common Stock Warrants	Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Horizon Global Shareholders’ Deficit	Noncontrolling Interest	Total Shareholders’ Deficit
Balance at January 1, 2019	$250	$—	$160,990	$(10,000)	$(222,720)	$7,760	$(63,720)	$(2,500)	$(66,220)
Net loss	—	—	—	—	(25,100)	—	(25,100)	(520)	(25,620)
Other comprehensive income, net of tax	—	—	—	—	—	140	140	—	140
Shares surrendered upon vesting of employees; share based payment awards to cover tax obligations	—	—	(10)	—	—	—	(10)	—	(10)
Non-cash compensation expense	—	—	350	—	—	—	350	—	350
Issuance of Warrants	—	5,380	—	—	—	—	5,380	—	5,380
Balance at March 31, 2019	$250	$5,380	$161,330	$(10,000)	$(247,820)	$7,900	$(82,960)	$(3,020)	$(85,980)

Horizon Global Corporation
Company and Business Segment Financial Information
(Unaudited - dollars in thousands)

We evaluate certain costs, expenses, other charges, gains or income, collectively described as “Special Items,” that are included in the determination of operating profit under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results as they are not indicative of the Company’s core operating results or may obscure trends useful in evaluating the Company’s continuing activities. Accordingly, the Company presents adjusted operating profit excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.

	Three months ended March 31,
	2019	2018
Horizon Americas
Net sales	$95,500	$96,220
Operating loss	$(1,500)	$(5,110)
Special Items to consider in evaluating operating loss:
Severance	$60	$690
Restructuring	$760	$1,090
Distribution center inefficiencies & fines	$—	$2,110
Adjusted operating loss	$(680)	$(1,220)

Horizon Europe-Africa
Net sales	$82,170	$87,060
Operating loss	$(3,190)	$(45,090)
Special Items to consider in evaluating operating loss:
Severance	$(10)	$380
Acquisition & integration costs	$—	$420
Impairment of goodwill	$—	$43,430
Restructuring	$(1,400)	$450
Product liability recall claims	$4,320	$—
Brink transaction and termination costs	$—	$480
Adjusted operating profit (loss)	$(280)	$70

Horizon Asia-Pacific
Net sales	$31,990	$33,530
Operating profit	$5,380	$4,390

Corporate Expenses
Operating loss	$(8,680)	$(7,460)
Special Items to consider in evaluating operating loss:
Acquisition & integration costs	$—	$410
Brink transaction and termination costs	$—	$870
Debt issuance costs	$1,220	$—
Board transition support	$690	$—
Other	$510	$—
Adjusted operating loss	$(6,260)	$(6,180)

Total Company
Net sales	$209,660	$216,810
Operating loss	$(7,990)	$(53,270)
Total Special Items to consider in evaluating operating loss	$6,150	$50,330
Adjusted operating loss	$(1,840)	$(2,940)

Appendix I

Horizon Global Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

This appendix details certain costs, expenses, other charges, gains or income, collectively described as ‘’Special Items,’’ that are included in the determination of net income (loss) and earnings (loss) per share under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results as they are not indicative of the Company’s core operating results or may obscure trends useful in evaluating the Company’s continuing activities. Accordingly, the Company presents adjusted net income (loss) and adjusted diluted earnings (loss) per share excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.

	Three months ended March 31,
	2019	2018
Net loss attributable to Horizon Global, as reported	$(25,100)	$(57,510)
Impact of Special Items to consider in evaluating quality of income (loss):
Impairment of goodwill	—	43,430
Terwa construction disposition	3,630	—
Severance	50	1,060
Board transition support	690	—
Product liability recall claims	4,320	—
Restructuring	(640)	1,550
Acquisition & integration costs	—	770
Debt issuance costs	1,230	—
Brink transaction and termination costs	—	1,980
Distribution center inefficiencies & fines	—	2,110
Other	510	60
Tax impact of Special Items	(1,280)	(1,510)
Adjusted net loss attributable to Horizon Global	$(16,590)	$(8,060)

	Three months ended March 31,
	2019	2018
Diluted loss per share attributable to Horizon Global, as reported	$(1.00)	$(2.30)
Impact of Special Items to consider in evaluating quality of EPS:
Impairment of goodwill	—	1.74
Terwa construction disposition	0.14	—
Severance	—	0.05
Board transition support	0.03	—
Product liability recall claims	0.17	—
Restructuring	(0.03)	0.06
Acquisition & integration costs	—	0.03
Debt issuance costs	0.05	—
Brink transaction and termination costs	—	0.08
Distribution center inefficiencies & fines	—	0.08
Other	0.02	—
Tax impact of Special Items	(0.05)	(0.06)
Impact of change in dilutive shares outstanding due to Special Items	—	—
Adjusted loss per share attributable to Horizon Global	$(0.67)	$(0.32)

Weighted average shares outstanding, diluted, as reported	25,188,094	24,963,120
Dilution effect on adjusted net income	—	—
Diluted weighted-average shares outstanding, as adjusted	25,188,094	24,963,120

Appendix II

Horizon Global Corporation
Reconciliation of Reported Revenue Growth
to Constant Currency Basis
(Unaudited)

We evaluate growth in our operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current year revenue in local currency using the prior year's currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

	Three months ended March 31, 2019
	Horizon Americas	Horizon Europe-Africa	Horizon Asia-Pacific	Consolidated
Revenue growth as reported	(0.7)%	(5.6)%	(4.6)%	(3.3)%
Less: currency impact	(0.3)%	(8.3)%	(7.3)%	(4.6)%
Revenue growth at constant currency	(0.4)%	2.7%	2.7%	1.3%